UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
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Securities Exchange Act of 1934

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Civeo Corporation
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May 5, 2020

Dear Shareholders,

We, the members of the compensation committee of the board of directors of Civeo Corporation (the “Company”), believe it may assist shareholders in understanding the Company’s compensation philosophy to offer additional information. This information should be considered supplemental to the information in the Company’s 2020 proxy statement, filed with the SEC on April 13, 2020 and amended on April 22, 2020 (as amended, the “Proxy Statement”). This additional information supports Proposal No. 3 in the Proxy Statement regarding the advisory approval of the compensation of the Company’s named executive officers (“Proposal No. 3 - The Say-on-Pay Proposal”).

We would like to ensure that our shareholders have insight into the specific performance goals utilized under the Company’s 2019 Annual Incentive Compensation Plan (“AICP”). In the Proxy Statement, we disclosed the financial and safety metrics for our 2019 AICP. For 2019, achieving results which exceeded a minimum, or threshold, level of performance triggered an AICP payout. Performance results at or below threshold (i.e., typically achieving less than 85% of the related AICP performance objectives) resulted in no AICP award. A target award could be earned when an executive achieved 100% of his or her budgeted safety and financial performance objectives. Overachievement occurred when performance results exceeded 100% of budgeted safety and financial performance, with the maximum bonus earned for performance of 120% or greater of such objectives. Where performance results fell between threshold and target or between target and overachievement, payouts are adjusted proportionately.

For our Chief Executive Officer and Chief Financial Officer, these performance metrics consisted of one financial metric, budgeted earnings before interest, taxes, depreciation and amortization (“EBITDA”) (weighted 80%), and one metric based on safety performance as measured by the total recordable injury rate (“TRIR”) (weighted 20%). Consistent with industry and regulatory standards, the calculation of TRIR is based on the number of recordable safety incidents per 200,000 hours worked. The 2019 AICP for our divisional named executive officers (“NEOs”) also included similar divisional EBITDA and safety metrics. The following entry, target, and over-achievement performance goals were used for determining the Company’s Chief Executive Officer and Chief Financial Officer payouts under the 2019 AICP (US dollars in millions for EBITDA goals):

	Entry	Target	Over Achievement	Actual Achievement
EBITDA Targets	$96.1	$113.0	$135.6	$114.6
TRIR Targets	0.75	0.60	0.48	0.56

As noted in the Proxy Statement, achievement against each of these performance goals between the target and over achievement levels resulted in a payout of 112% of target for each of our Chief Executive Officer and Chief Financial Officer.

Adjustments to the actual achieved EBITDA under the AICP for 2019 reflected one-time, unanticipated financial events that occurred following approval of the 2019 budget. For 2019, specific adjustments included impairment expenses, expenses related to unbudgeted variability in stock-based compensation expense, changes in foreign exchange rates, transaction related costs and certain other costs. The consolidated and Australian divisional adjusted EBITDA targets were also adjusted to reflect the Board approved, budgeted EBITDA of the Action Industrial Catering acquisition completed in July 2019. All adjustments to EBITDA targets and achievement for AICP purposes were reviewed and approved by the Compensation Committee.

In 2019, the following performance results under the AICP resulted in the payouts reported in the Proxy Statement:

•	Consolidated adjusted EBITDA of USD $114.6 million (101.4% of budget);

•	Adjusted EBITDA for our Canadian division of CAD $95.8 million (101.5% of budget) as customer turnaround and maintenance activity was higher than budgeted in the second half of 2019;

•
Adjusted EBITDA for our Australian division of AUD $79 million (113.8% of budget) as customer activity and maintenance spending in the Bowen Basin led to higher than budgeted occupancy coupled with better than expected EBITDA from the Action Industrial Catering business that was acquired in July 2019; and

•	TRIR safety performance achievement of 133% payout for Consolidated; 100% payout for Canada, 200% payout for the United States and 73.33% payout for Australia.

During 2019, the Company issued equity to its named executive officers (“NEOs”). Consistent with past practices, the targeted grant date value of such awards was materially comparable to the value of equity awards granted in 2018 for each of the NEOs, other than Mr. Dodson. In determining the value of award levels, we consider, among other factors, the ratio of long-term incentives as a percentage of base salary. As a result, the number of shares granted with respect to awards may be larger or smaller depending on the company’s stock price at the time of grant. As our business provides accommodation services to oil and gas companies, oil prices impact the outlook and capital spending for our customers, and therefore their need for accommodation services. In addition, in 2019, the production curtailments mandated by the Alberta government also impacted demand for our Canadian oil sands customers. Therefore, our stock price is sensitive to oil price movements. Lower oil prices in early 2019 compared to oil prices in early 2018 contributed to the Company’s stock price being lower when granting 2019 equity awards compared to when granting 2018 equity awards. As a result, the NEOs were granted a larger number of shares with respect to awards in 2019 than in 2018.

In considering Mr. Dodson’s 2019 compensation, we determined, in consultation with our compensation consultant, to increase Mr. Dodson’s total target compensation to align with the median total target compensation for the CEOs in the Company’s peer group. We selected our peer group, in consultation with our compensation consultant, that consists of oil field services and accommodations businesses who are largely tied to oil and gas activity, including two of our direct competitors, Black Diamond Group Ltd. and Horizon North Logistics Inc. As a result, we increased Mr. Dodson’s targeted equity grant value in 2019 from 2018. The 2019 equity awards are subject to time and performance-vesting conditions, with the performance shares consisting of 50% of Mr. Dodson’s total equity award value.

We would also like to highlight several actions taken in 2020 that were disclosed in the Proxy Statement that further highlight the Company’s commitment to reasonable and appropriate pay practices. In light of the COVID-19 pandemic creating an oil supply/demand imbalance of historic proportions, Mr. Dodson volunteered for an annualized salary reduction to $600,000 for 2020, a 14% reduction from his target salary for 2019 of $700,000, with a corresponding reduction to his AICP target compensation for 2020, effective as of April 2, 2020. Similarly, the Company’s board of directors reduced the annual director retainer, annual chairman retainer and annual director restricted stock awards by 20% each. To avoid further share dilution given the current low stock price level, the annual chairman retainer will be paid 100% in cash and the annual director restricted stock awards will vest and settle in cash on the date of the 2021 annual shareholders’ meeting.

Furthermore, we have made the following decisions that we believe will further align and directly link our executive compensation program with the Company’s performance and will be in the best interests of the Company’s shareholders:

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Beginning with the 2020 grants, the compensation committee has committed to cap all future performance shares at 100% payout (Target), if Civeo's total shareholder return over the performance period is negative, irrespective of relative performance.

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Also beginning in 2020, the compensation committee has committed that all future performance share grants will require relative total shareholder return (“RTSR”) at the 55th percentile to achieve a target payout. In previous performance share grants, RTSR at only the 50th percentile was required for target payout.

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In addition to requiring executives to maintain minimum share ownership levels (as disclosed on page 19 of the Proxy Statement), the compensation committee has also adopted a holding period requirement subsequent to vesting of Civeo shares granted as long-term compensation for NEOs. NEOs must hold at least 50% of the net vested Civeo shares (after reduction for tax withholding) for twelve months subsequent to the date of vesting.

We and the Company’s board of directors remain committed to an executive compensation program that supports our strategic objectives and aligns with our shareholders’ interests.

We ask for your support at our 2020 annual meeting of shareholders and your vote “FOR” Proposal No. 3 - The Say-on-Pay Proposal.

The compensation committee of the board of directors:
Martin A. Lambert, Chairperson
C. Ronald Blankenship
Constance B. Moore